Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

DALLAS, TEXAS . . . March 1, 2010 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $4.9 million, or $0.03 per diluted share, for the quarter ended December 31, 2009, compared to $34.4 million, or $0.19 per diluted share, for the quarter ended December 31, 2008.  Net income attributable to common stockholders for the year ended December 31, 2009 was $34.3 million or $0.19 per diluted share, compared to $162.2 million or $0.89 per diluted share for the year ended December 31, 2008.

The Company’s net sales were $183.5 million for the fourth quarter of 2009 compared to $265.2 million for the fourth quarter of 2008, and net sales during 2009 were $774.0 million compared to $1,151.5 million during 2008.  The declines are principally the result of lower volumes and, to a lesser extent, lower average selling prices.  Product shipment volumes have decreased as overall titanium demand declined due to the weak global economy and the effects of production delays within the commercial aerospace sector.  Additionally, as a result of these production delays, the Company believes many of its commercial aerospace customers implemented strategies to reduce excess inventories and to maximize operating cash flows.  Average selling prices are lower due to competitive pricing pressures resulting from lower demand for titanium products and a decline in raw material costs, primarily titanium scrap.  The decline in raw material costs has contributed to lower selling prices for certain products under long-term customer agreements, in part due to raw material indexed pricing adjustments included in certain of these agreements.

Operating income for the fourth quarter of 2009 was $9.3 million compared to $35.2 million during the same period in 2008, and operating income for 2009 was $54.9 million compared to $219.7 million during 2008, reflecting primarily the effects of lower volumes and average selling prices for melted and mill products.  Due to lower utilization of our production capacity in 2009, the favorable impacts on our gross margin from declining raw material costs, primarily titanium scrap, were largely offset by higher per-unit overhead costs as well as unabsorbed fixed overhead costs resulting from abnormally low production throughout our major manufacturing operations.

The Company's results in the fourth quarter of 2008 include other non-operating income of $14.7 million consisting primarily of $6.8 million in foreign currency gains and a $6.7 million gain on the sale of an investment.

Bobby D. O’Brien, President and CEO, said, “Our operating results in 2009 reflect the softness in demand that has affected the entire industry.  Customer demand for our products is expected to recover and show improvement during the next year as inventory levels begin to stabilize within the commercial aerospace supply chain.  Boeing has recently completed successful initial test flights for the 787 aircraft and continues to target first customer deliveries during the fourth quarter of 2010, and if this timeline is met we anticipate production rates throughout the commercial aerospace supply chain will accelerate during 2010 and continue over the next two to three years, which should positively affect our sales and operating results.  We continue to believe the overall industry outlook supports a long-term favorable trend in demand for titanium products.  This trend is driven in part by the long-term demand in the commercial aerospace industry for a new generation of more fuel-efficient aircraft that require a significantly higher percentage of titanium than earlier models.  We continue to emphasize cost control initiatives and operational flexibility in this environment that has allowed us to maintain profitability, a strong balance sheet and positive cash flow with no indebtedness and cash and borrowing availability under our bank credit agreements of approximately $380 million.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
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TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended December 31,		Year ended December 31,
	2008	2009	2008	2009

Net sales	$265.2	$183.5	$1,151.5	$774.0
Cost of sales	215.7	159.0	863.8	660.7

Gross margin	49.5	24.5	287.7	113.3

Selling, general, administrative and development expense	15.0	15.6	66.5	60.4
Other income (expense), net	0.7	0.4	(1.5)	2.0

Operating income	35.2	9.3	219.7	54.9

Other non-operating income, net	14.3	1.2	17.6	1.6

Income before income taxes	49.5	10.5	237.3	56.5

Provision for income taxes	14.3	5.5	69.1	20.7

Net income	35.2	5.0	168.2	35.8

Noncontrolling interest in net income of subsidiary	0.8	-	5.7	1.3

Net income attributable to TIMET stockholders	34.4	5.0	162.5	34.5

Dividends on Series A Preferred Stock	-	0.1	0.3	0.2

Net income attributable to TIMET common stockholders	$34.4	$4.9	$162.2	$34.3

Earnings per share attributable to TIMET common stockholders	$0.19	$0.03	$0.89	$0.19

Weighted average shares outstanding:
Basic	181.1	180.0	181.4	180.7
Diluted	182.0	180.0	182.5	180.7

Melted product shipments:
Volume (metric tons)	795	835	3,850	2,750
Average selling price (per kilogram)	$26.35	$21.50	$30.00	$25.10

Mill product shipments:
Volume (metric tons)	3,855	2,645	15,050	11,425
Average selling price (per kilogram)	$57.10	$56.25	$60.70	$55.60